Exhibit 4.6

THIRD AMENDMENT TO RIGHTS AGREEMENT

This Third Amendment, dated as of December 17, 2004 (“Amendment”), and effective as of the date set forth below, amends that certain Rights Agreement, dated as of December 20, 1994 (“Rights Agreement”), as amended on August 14, 1996 (“First Amendment”) and December 11, 2000 (“Second Amendment,” and together with the First Amendment, the “Former Amendments”), between RF Monolithics, Inc., a Delaware corporation (“Company”), and EquiServe Trust Company, N.A. (successor to Fleet National Bank) (“Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth below;

WHEREAS, the Board of Directors of the Company has approved this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Amendment, capitalized terms not otherwise defined shall have the meaning given them in the Rights Agreement.

Section 2. Amendment. The Rights Agreement is hereby amended as follows:

(a) Clause (ii) of Section 1(e) of the Rights Agreement is hereby deleted in its entirety.

(b) Clause (i) of Section 7(a) of the Rights Agreement is hereby amended by deleting “December 20, 2004” contained therein and inserting in lieu thereof “December 20, 2009.”

(c) The following sentence is hereby added to Section 21 of the Rights Agreement immediately following the end of the first sentence thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination and any required notice will be sent by the Company.”

(d) The following Section 35 is hereby added to the Rights Agreement:

“Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

Section 3. Date of Effectiveness. This Amendment shall be deemed effective as of December 17, 2004, as if executed by both parties hereto on such date.

Section 4. Effect of Amendment. Except as expressly amended hereby and by the Former Amendments, the Rights Agreement shall remain in full force and effect.

Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6. Governing Law. This Amendment and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 8. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, parties hereto have caused this Amendment to be duly executed and effective as of the date set forth above.

RF MONOLITHICS, INC.

By:	/s/ DAVID M. KIRK
David M. Kirk
President and Chief Executive Officer

EQUISERVE TRUST COMPANY, N.A.

By:	/s/ CAROL MULVEY-EORI
Carol Mulvey-Eori
Managing Director

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